INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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OCCAM NETWORKS, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OCCAM NETWORKS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 29, 2003

To our stockholders:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Occam Networks, Inc., a Delaware corporation, will be held on Thursday, May 29, 2003, at 10:00 a.m. Pacific Time, at our principal executive office located at 77 Robin Hill Road, Santa Barbara, California 93117, for the following purposes as more fully described in the proxy statement accompanying this notice:

1.	To approve an amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock of the company from 200,000,000 shares to 400,000,000 shares and the total number of shares the company is authorized to issue from 205,000,000 shares to 405,000,000 shares;

2.	To approve an amendment to our Amended and Restated Certificate of Incorporation to eliminate our classified board by deleting the fourth paragraph of Article VI of our Amended and Restated Certificate of Incorporation in its entirety;

3.	To approve an amendment to our Amended and Restated 2000 Stock Incentive Plan to increase the number of shares of common stock of the company reserved for issuance thereunder from 19,219,814 shares to 42,219,814 shares;

4.	To elect four directors to serve until our next annual meeting, or in each case until their successors are duly elected or appointed and qualified or until their earlier resignation or removal;

5.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for the 2003 fiscal year; and,

6.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on April 14, 2003, are entitled to notice of and to vote at the annual meeting. Our stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the meeting will be available for inspection at our executive offices.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please submit your proxy according to the instructions enclosed. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the meeting. If you attend the meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the meeting will be counted.

Sincerely,

/s/

ROBERT L. HOWARD-ANDERSON

President and Chief Executive Officer

Santa Barbara, California

                    , 2003

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND SUBMIT YOUR PROXY ACCORDING TO THE ENCLOSED INSTRUCTIONS.

[LOGO OF OCCAM NETWORKS APPEARS HERE]

OCCAM NETWORKS, INC.

77 ROBIN HILL ROAD

SANTA BARBARA, CALIFORNIA 93117

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 29, 2003

GENERAL INFORMATION

The board of directors of Occam Networks, Inc., a Delaware corporation, is soliciting the enclosed proxy from you. The proxy will be used at our 2003 annual meeting of stockholders to be held at 10:00 a.m., Pacific Time, on Thursday, May 29, 2003, at our principal executive office located at 77 Robin Hill Road, Santa Barbara, California 93117.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote, and describes the voting procedures.

We use several abbreviations in this proxy statement. We may refer to our company as “Occam.” References to Occam include Accelerated Networks, Inc., which was the name of our company prior to May 2002. References to Occam CA refer to Occam Networks Inc., a California corporation, which we acquired in May 2002 and whose name we adopted after the acquisition. The term “proxy materials” includes this proxy statement as well as the enclosed proxy card or proxy submission information provided by your broker. References to “fiscal 2002” mean our 2002 fiscal year which began on December 28, 2001, and ended on December 27, 2002, and references to “fiscal 2003” refer to our 2003 fiscal year which began on December 28, 2002, and will end on December 26, 2003.

Our board of directors is sending this proxy statement on or about April 28, 2003, to all of our stockholders as of the record date, April 14, 2003. Stockholders who owned our common stock or our series A preferred stock at the close of business on April 14, 2003, are entitled to attend and vote at the annual meeting. On the record date, we had approximately                  shares of our common stock issued and outstanding and 1,626,302 shares of series A preferred stock issued and outstanding. We had                  common stockholders and 17 series A preferred stockholders of record as of the record date. We believe that our common stock is held by more than              beneficial owners and that our series A preferred stock is held by                      beneficial owners.

Classes of Stock and Voting Procedures

As a stockholder, you have the right to vote on certain business matters affecting our company. The four proposals that will be presented at the annual meeting, and upon which you are being asked to vote, are discussed in the sections entitled “Proposal One,” “Proposal Two,” “Proposal Three,” “Proposal Four,” and “Proposal Five.” Each share of Occam common stock you own entitles you to one vote. In accordance with Occam’s certificate of designation of series A convertible preferred stock, each share of Occam series A preferred stock is entitled to one vote for each full share of common stock into which the series A preferred stock would be convertible on the record date and to vote together with the holders of common stock as a single class upon any matter submitted to the stockholders for a vote. As of the record date, each share of series A preferred stock was convertible into 75.68111 shares of common stock. You can vote by submitting your proxy according to the enclosed instructions or by attending the annual meeting. You may be able to vote by touch-tone telephone or over the Internet if your proxy materials include instructions for voting in these manners.

Methods of Voting

Voting by Mail. By signing and returning the enclosed proxy card according to the enclosed instructions, you are enabling the individuals named on the proxy card, known as “proxies,” to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting.

Your shares will be voted in accordance with the instructions you indicate on the proxy card. If you submit the proxy card, but do not indicate your voting instructions, your shares will be voted as follows:

•	FOR the approval and amendment to our amended and restated certificate of incorporation to increase the authorized number of shares of common stock of the company from 200,000,000 shares to 400,000,000 shares and the total number of shares the company is authorized to issue from 205,000,000 shares to 405,000,000 shares;

•	FOR the approval and amendment to our amended and restated certificate of incorporation to eliminate our classified board by deleting the fourth paragraph of Article VI of our amended and restated certificate of incorporation in its entirety;

•	FOR the approval of an amendment to our Amended and Restated 2000 Stock Incentive Plan to increase the number of shares of common stock of the company reserved for issuance thereunder from 19,219,814 shares to 42,219,814 shares;

•	FOR the four nominees for director identified in Proposal Four; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent accountants for the 2003 fiscal year.

If you received more than one proxy card, it is an indication that your shares are held in multiple accounts. Please submit your proxies according to the instructions on each proxy card to ensure that all of your shares are voted. We encourage you to consolidate multiple accounts by contacting your broker, if you hold your shares through a brokerage account, or otherwise through our transfer agent, U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, CA 91204-2991. Please note that shares held in certain type of accounts cannot be consolidated with other accounts. For example, retirement and non-retirement accounts generally cannot be consolidated.

Voting by Telephone. You may be able to vote by telephone. If so, instructions are included with your proxy materials. If you submit your proxy by telephone, you do not need to complete and mail your proxy card.

Voting on the Internet. You may be able to submit your proxy on the Internet. If so, instructions are included with your proxy materials. If you submit your proxy on the Internet, you do not need to complete and mail your proxy card.

Voting in Person at the Meeting. If you plan to attend the annual meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in your name. In that case, and if you wish to vote at the meeting, you will need to bring with you to the annual meeting a legal proxy from your broker or other nominee authorizing you to vote these shares.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the annual meeting. In order to do this, you may either:

•	sign and return another proxy bearing a later date;

•	provide written notice of the revocation to Secretary, c/o Occam Networks, Inc., 77 Robin Hill Road, Santa Barbara, California 93117, prior to the time we take the vote at the annual meeting; or

•	attend the meeting and vote in person.

Quorum Requirement

A quorum, which is a majority of our outstanding shares as of the record date, April 14, 2003, must be present in order to hold the meeting and to conduct business. For purposes of determining a quorum, each share of Occam series A preferred stock will be treated as an as-if-converted to common stock basis. As of the record date, each share of series A preferred stock was convertible into 78.68111 shares of common stock. If a quorum is not present at the scheduled time of the annual meeting, the stockholders who are present may adjourn the annual meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given, unless the adjournment is for more than thirty days, or if after the adjournment a new record date is set for the adjourned meeting. An adjournment will have no effect on the business that may be conducted at the annual meeting. Your shares will be counted as being present at the meeting if you appear in person at the meeting or if you submit your proxy over the Internet, by telephone, or by submitting a properly executed proxy card.

Votes Required for Each Proposal

The vote required and method of calculation for the proposals to be considered at the annual meeting are described below. Please note that for purposes of determining the number of shares of outstanding voting stock of the company, each share of Occam series A preferred stock will be treated on an as-if-converted to common stock basis. As of the record date, each share of series A preferred stock was convertible into 78.68111 shares of common stock.

Proposal One — Approval of Amendment of our Amended and Restated Certificate of Incorporation to Increase the Authorized Number of Shares. Approval of the amendment of our amended and restated certificate of incorporation to increase the authorized number of shares of common stock of the company from 200,000,000 shares to 400,000,000 shares and the total number of shares the company is authorized to issue from 205,000,000 shares to 405,000,000 shares will require the affirmative vote of two-thirds of the outstanding voting stock of the company, in person or by proxy, and the affirmative vote of a majority of the shares of common stock outstanding, in person or by proxy, voting as a separate class.

Proposal Two — Approval of Amendment of our Amended and Restated Certificate of Incorporation to Eliminate Classified Board. Approval of the amendment of our amended and restated certificate of incorporation to eliminate our classified board by deleting the fourth paragraph of Article VI of our amended and restated certificate of incorporation in its entirety will require the affirmative vote of two-thirds of the outstanding voting stock of the company, in person or by proxy.

Proposal Three — Approval of Amendment to our Amended and Restated 2000 Stock Incentive Plan to Increase the Number of Shares of Common Stock Reserved for Issuance Thereunder. Approval of the amendment to our Amended and Restated 2000 Stock Incentive Plan to increase the number of shares of common stock of the company reserved for issuance thereunder from 19,219,814 shares to 42,219,814 shares will require the affirmative vote of a majority of the shares present at the annual meeting, in person or by proxy.

Proposal Four — Election of Directors. The four nominees receiving the highest number of votes, in person or by proxy, will be elected as directors.

Under Delaware law, cumulative voting in the election of directors is not mandatory, but is a permitted option. Our certificate of incorporation does not provide for cumulative voting rights. Nevertheless, Section 708 of the California General Corporation Law, currently applicable to us by virtue of Section 2115 discussed below in Proposal Two, requires that companies allow cumulative voting. So long as we are subject to Section 2115, regardless of our state of incorporation, we will permit cumulative voting if any stockholder properly requests to cumulate votes. Stockholders may be entitled to as many votes as equal the number of shares of common stock held by such stockholder multiplied by the number of directors to be elected, and such stockholder may cast all of such votes for a single nominee or may distribute them among two or more nominees. For example, if you own 10 shares and 11 directors are being elected, you have 110 votes—you can cast all of them for one or more directors if you so choose. No stockholder, however, will be entitled to cumulate votes unless the name(s) of the candidate(s) has (have) been placed in nomination prior to the commencement of the voting in accordance with Article II, Section 11 of our bylaws (which requires that nominations made other than by the Board of Directors be made by notification in writing delivered or mailed to the Secretary of Occam not less than 120 days prior to any meeting of stockholders) and a stockholder has given at least two days written notice to the Secretary of Occam of an intention to cumulate votes prior to the voting. If any stockholder has given such notice, all stockholders may cumulate their votes for candidates in nomination, in which event votes represented by proxies delivered pursuant to this proxy statement may be cumulated, in the discretion of the proxy holders, in accordance with the recommendation of the board of directors. Discretionary authority to cumulate votes in such event is, therefore, solicited in this proxy statement.

Proposal Five — Ratification of PricewaterhouseCoopers LLP as Independent Accountants. Approval of the proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent accountants will require the affirmative vote of a majority of the shares present at the annual meeting, in person or by proxy.

You may vote either “FOR” or “WITHHOLD” your vote for each nominee for election as a director. You may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on the proposals to amend our amended and restated certificate of incorporation, to amend our amended and restated 2000 Stock Incentive Plan and to ratify the selection of PricewaterhouseCoopers LLP as our independent accountants.

Abstentions and Broker Non-Votes

If you return a proxy card that indicates an abstention from voting in all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. Consequently, if you abstain from voting on the proposals to amend our amended and restated certificate of incorporation, to amend our amended and restated 2000 Stock Incentive Plan and to ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants, your abstention will have the same effect as a vote against the proposal.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” routine matters but expressly instructing that the broker is NOT voting on non-routine matters. A “broker non-vote” occurs when a broker expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal. Your broker will have discretionary authority to vote your shares on each of the proposals, which are all routine matters. To the extent your brokerage firm submits a broker non-vote with respect to your shares on these routine proposals, your shares will be counted as present for the purpose of determining whether a quorum exists with respect to consideration of that proposal but will not be deemed “votes cast” with respect to that proposal. Accordingly, broker non-votes will have no effect on the outcome of the vote with respect to each of the proposals. However, you should be aware that the New York Stock Exchange has proposed new regulations that would prohibit brokers or other nominees that are NYSE member organizations from voting in favor of proposals relating to equity compensation plans unless they receive specific instructions from the beneficial owner of the shares to vote in that manner. This new rule may become effective before the meeting, in which case, for shares held through a broker or other nominee who is an NYSE member organization, your shares will only be voted in favor of Proposal

Three if you have provided specific voting instructions to your broker or other nominee to vote your shares in favor of that proposal.

Voting Results

Final voting results will be announced at the meeting and will be published in Occam’s Quarterly Report on Form 10-Q for the second quarter of fiscal 2003, filed with the Securities and Exchange Commission. After the report is filed, you may obtain a copy by:

•	visiting our website at www.occamnetworks.com;

•	contacting our Investor Relations department at 1-805-692-2900; or

•	viewing our Quarterly Report on Form 10-Q for the second quarter of fiscal 2003 on the SEC’s website at www.sec.gov.

Proxy Solicitation Costs

We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, and mailing of proxy materials. In addition, we may reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. We expect our transfer agent, U.S. Stock Transfer Corporation, to tabulate the proxies and act as inspector of the election.

Deadline for Receipt of Stockholder Proposals for 2004 Annual Meeting

As a stockholder, you may be entitled to present proposals for action at a forthcoming meeting if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission. We currently expect our 2004 annual meeting of stockholders to be held on or about May 31, 2004. Proposals of our stockholders intended to be presented for consideration at our 2004 annual meeting of stockholders must be received by us no later than December 30, 2003, in order that they may be included in the proxy statement and form of proxy related to that meeting.

Further Information

We will provide without charge to each stockholder solicited by these proxy solicitation materials a copy of Occam’s Annual Report on Form 10-K, including any exhibits not contained in the copy being mailed with this proxy statement, upon request of the stockholder made in writing to Occam Networks, Inc., 77 Robin Hill Road, Santa Barbara, CA 93117, Attn: Investor Relations. You can also access our SEC filings, including our Annual Report on Form 10-K, on the SEC website at www.sec.gov.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE

AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

TO INCREASE AUTHORIZED SHARES

At this annual meeting, stockholders will be asked to approve an amendment to our amended and restated certificate of incorporation to increase the authorized number of shares of common stock of the company from 200,000,000 shares to 400,000,000 shares and the total number of shares the company is authorized to issue from 205,000,000 shares to 405,000,000 shares. A copy of the proposed amendment is attached to this proxy statement as Annex A.

Increase in Authorized Number of Shares of Common Stock

The increase in the number of authorized shares of common stock is so that the company has enough shares 1) for the issuance upon exercise of options to purchase common stock, 2) for issuance upon conversion of our series A preferred stock, and 3) for future transactions in which we might issue additional shares of common stock.

In Proposal Three, the stockholders are being asked to approve an increase in the number of shares of common stock of the company reserved for issuance under our amended and restated 2000 Stock Incentive Plan from 19,219,814 shares to 42,219,814 shares. This increase of 23,000,000 shares means that we need additional shares upon exercise of those shares. For more information on this increase, see Proposal Three.

On December 16, 2002, a special committee of the board of directors approved the sale and issuance of up to 2,000,000 shares of our series A preferred stock at a price per share of $7.50. On December 19, 2002, we announced that we had entered into a purchase agreement with certain existing investors under which they had purchased an aggregate of approximately $11.0 million of series A preferred stock. We are authorized to sell up to 2,000,000 shares of series A preferred stock and we have sold 1,626,302 shares. We currently do not have binding commitments from any additional investors and may not be able to complete the sale of any remaining shares. The terms of the series A preferred stock are described below.

Terms of our series A preferred stock

Conversion. The series A preferred stock is convertible into shares of our common stock at a conversion price is $0.0991, which is 125% of the average of the closing bid and ask prices of our common stock for the ten trading days before December 19, 2002, the date of the first sale of the series A preferred stock. Based on this conversion price, we expect to issue 123,072,806 shares of our common stock upon conversion of the series A preferred stock.

Currently, we do not have a sufficient number of authorized shares of our common stock to permit conversion of the series A preferred stock. At this annual meeting, stockholders will be asked to approve an amendment to our amended and restated certificate of incorporation to increase the number of authorized shares of common stock that we may issue to permit conversion. Upon receipt of stockholder approval, all the outstanding shares of series A preferred stock will convert automatically into shares of our common stock, at the conversion price described above.

Existing stockholders New Enterprise Associates 9, L.P., New Enterprise Associates VII, L.P., NEA Partners VII, L.P., NEA General Partners, L.P., NEA Ventures 2000, L.P., U.S. Venture Partners VII, L.P., U.S. Venture Partners V, L.P., USVP V International, L.P., 2180 Associates Fund V, L.P., USVP V Entrepreneur Partners, L.P., 2180 Associates Fund VII LP, USVP Entrepreneur Partners VII-A LP, USVP Entrepreneur Partners VII-B LP, Norwest Venture Partners VIII LP, NVP Entrepreneurs Fund VIII LP, Windward Ventures, L.P., Windward Ventures 2000, L.P., Windward Ventures 2000-A, L.P., HFM Revocable Trust, CG&H Investment,

Stanford University, Lisa Farr and each of our officers and directors have executed a voting agreement and have agreed to vote their shares of capital stock now held or acquired in the future in favor of an amendment to our existing certificate of incorporation to increase the number of authorized shares of common stock that we may issue. The voting agreement generally prohibits the signatories from transferring any shares of our common stock, and will terminate upon the approval of the amendment to the certificate of incorporation. The stockholders who have entered into the voting agreement collectively own of record 73,774,271 shares of common stock, representing approximately 52% of the outstanding common stock, without giving effect to the conversion of the series A preferred stock, and own 189,414,000 shares of common stock, representing 72% of the outstanding common stock after giving effect to the conversion. Existing holders of our common stock will experience substantial dilution as a result of the conversion of the series A preferred stock.

Liquidation Preference. In the event of the liquidation, dissolution, or winding-up of Occam, the holders of series A preferred stock will be entitled to receive for each share of series A preferred stock then held by them, prior to any distribution to holders of our common stock, an amount equal to the greater of (i) their initial per share purchase price of the series A preferred stock plus annual interest of 8% accumulating from the date of the first issuance of series A preferred stock or (ii) the amount to which a holder of series A preferred stock would be entitled for each share of series A preferred stock if immediately prior to the event, such share of series A preferred stock were converted to common stock. A merger or acquisition of Occam which resulted in a change of control of Occam, or a sale of all or substantially all of our assets, would be considered a liquidation, dissolution, or winding-up of Occam for purposes of this provision. This preferential right will terminate upon the conversion of the series A preferred stock into common stock.

Dividends. The series A preferred stock is not entitled to receive any preferential dividend, but we are required to pay an equivalent dividend on the series A preferred stock if we declare and pay a dividend on our common stock. We have no current intention of paying any dividends on any of our capital stock.

Additional contractual rights granted to series A preferred stockholders

Participation Rights. Pursuant to an investors’ rights agreement, holders of at least 66,667 shares of series A preferred stock will receive the right to participate in our future private financings. This right will allow these stockholders to maintain their percentage ownership attributable to their purchase of series A preferred stock in the event we issue additional stock in future private financings.

Rights against Indebtedness. Pursuant to the investors’ rights agreement, holders of a majority of series A preferred stock will be able to prevent us from incurring indebtedness outside the ordinary course of our business. This right to veto future indebtedness will be in effect for a period of two years.

Registration Rights. Pursuant to the investors’ rights agreement and subject to certain customary conditions, we have agreed to prepare and file with the SEC, upon request of the holders of a majority of series A preferred stock at any time after one year from the initial closing, a registration statement to enable the resale of the shares of common stock issued upon conversion of the series A preferred stock. Additionally, if we file a registration statement in the future to register shares of our common stock, we will be obligated to register the shares of common stock issued upon conversion of the series A preferred stock if requested by the investors.

Copies of the press release announcing the sale of the series A preferred stock, the series A preferred stock purchase agreement dated as of December 19, 2002 by and among Occam Networks, Inc. and the investors, the form of certificate of designation of the series A convertible preferred stock filed with the secretary of state of the state of Delaware, and the investors’ rights agreement dated as of December 19, 2002 by and among Occam Networks, Inc. and the investors are attached as exhibits to our Current Report on Form 8-K filed with the SEC on December 19, 2002.

Required Vote

Approval of the amendment of our amended and restated certificate of incorporation will require the affirmative vote of two-thirds of the outstanding voting stock of the company, in person or by proxy, and the affirmative vote of a majority of the shares of common stock outstanding, in person or by proxy, voting as a separate class.

Recommendation of the Board of Directors

The board of directors has unanimously approved the amendment of our amended and restated certificate of incorporation, and recommends that the stockholders vote FOR the approval of this proposal.

PROPOSAL TWO

AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

TO ELIMINATE CLASSIFIED BOARD

At this annual meeting, stockholders will be asked to approve an amendment to our amended and restated certificate of incorporation to eliminate our classified board by deleting the fourth paragraph of Article VI of our amended and restated certificate of incorporation in its entirety. A copy of the proposed amendment is attached to this proxy statement as Annex A.

Our current certificate of incorporation provides for a classified board of directors consisting of three classes of directors with staggered three year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. The proposed amendment to our certificate of incorporation will eliminate the classified board in order to comply with the provisions of the California General Corporation Law applicable to foreign corporations. Under Section 2115 of the California General Corporation Law (the “CGCL”), certain foreign corporations (i.e., corporations not organized under California law such as Occam) are placed in a special category if they have characteristics of ownership and operation that indicate that they have significant contacts with California. So long as the foreign corporation is in this special category and it is not listed on one of the approved national stock exchanges or the Nasdaq National Market, it is subject to a number of key provisions of the CGCL despite not being a California corporation. We are currently subject to Section 2115.

Required Vote

Approval of the amendment of our amended and restated certificate of incorporation will require the affirmative vote of two-thirds of the outstanding voting stock of the company, in person or by proxy.

Recommendation of the Board of Directors

The board of directors has unanimously approved the amendment of our amended and restated certificate of incorporation to eliminate our classified board by deleting the fourth paragraph of Article VI of our amended and restated certificate of incorporation in its entirety and recommends that the stockholders vote FOR the approval of this proposal.

PROPOSAL THREE

AMENDMENT TO OUR AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN TO INCREASE

THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE

At this annual meeting, stockholders will be asked to approve an amendment to our amended and restated 2000 Stock Incentive Plan to increase the number of shares of common stock of the company to be reserved for issuance thereunder from 19,219,814 shares to 42,219,814 shares. The company’s stockholders have approved the plan, and all previous amendments thereto. The additional shares are required so the company has enough shares for future grant to attract and retain qualified executive officers and other key employees. The loss of the services of or inability to retain any key management personnel, or key sales personnel and engineers, could adversely affect our business.

In March 2003, the board of directors approved the amendment to increase the number of shares authorized under the 2000 Stock Incentive Plan by 23,000,000 shares, subject to stockholder approval and the issuance of a permit by the California Department of Corporations. The proposed share increase is expected to fund the 2000 Stock Incentive Plan until the 2005 annual meeting of stockholders.

SUMMARY AND DESCRIPTION OF THE PLAN

Purpose

The plan is used to attract and retain the best people for positions of substantial responsibility, provide additional incentives to our employees, directors and consultants, and promote the success of our business.

The plan provides for three separate equity incentive programs: (1) the Discretionary Option Grant Program for eligible persons to be granted stock options, (2) the Stock Issuance Program for eligible persons to be issued common stock as a bonus or for services rendered and (3) the Automatic Option Grant Program for the directors.

Administration

The plan may generally be administered by the board or a primary committee (officers and directors compensation) and secondary committee (other employees compensation) appointed by the board. The plan administrator may make any determination deemed necessary or advisable for the plan.

Eligibility

Nonstatutory stock options, incentive stock options, stock appreciation rights and stock issuances may be granted under the plan to our employees, consultants and non-employee directors. As of February 28, 2003, there were one hundred two employees, three directors and no consultants eligible to participate in the plan. The plan administrator has the discretion to select the employees, directors or consultants to whom options and other awards may be granted based on such individual’s personal performance, our financial performance and such individual’s contribution to our performance. The size of such awards will be at levels competitive enough to attract and retain highly skilled individuals. In addition, the plan administrator may determine the time or times at which such options and other awards will be granted and the exercise price and number of shares subject to each such grant.

The grant of options under the 2000 Stock Incentive Plan to our employees, consultants and non-employee directors is subject to the discretion of the plan administrator. As of the date of this proxy statement there has been no determination by the plan administrator with respect to future awards under the 2000 Stock Incentive Plan to any of our executive officers and directors. Accordingly, future awards are not determinable.

The table of option grants under “Executive Compensation and Other Matters—Option Grants in Last Fiscal Year” provides information with respect to the grant of options to the chief executive officer and the other executive officers named in the Summary Compensation Table below during the 2002 fiscal year. Information regarding options granted to directors during the 2002 fiscal year is provided in “Director Compensation” in Proposal Four of this proxy statement.

Limitations

Under Section 162(m) of the Internal Revenue Code certain limits are placed on the deductibility for federal income tax purposes of compensation paid to certain executive officers. In order to preserve the deductibility of compensation income associated with options and stock purchase rights granted to such persons, the plan provides that no employee may be granted, in any fiscal year, options, stock appreciation rights and stock issuances of more than 5,000,000 shares of common stock.

Discretionary Option Grant Program

Terms and Conditions

Each option grant is evidenced by a written agreement that is subject to the following terms:

Exercise Price — The plan administrator determines the exercise price of options at the time they are granted. The exercise price of an option may not be less than 100% of the fair market value (i.e., closing sale price) of the common stock on the date of such grant; provided, however, that the exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value on the date of such grant.

Exercise Form — The plan administrator determines when the options become exercisable and may in its discretion accelerate the vesting of any outstanding option. The plan permits payment in the form of cash, check, certain other shares of stock, or cashless exercise (brokers sale).

Term of Option — The term of an option can be no more than ten years from the date of grant; provided, however, that in the case of an incentive stock option granted to a 10% stockholder, the term of the option may be no more than five years from the date of grant. No option may be exercised after the expiration of its term.

Termination of Employment — If an optionee’s service relationship terminates for any reason, including death or disability, then all options held by the optionee under the plan expire on the earlier of (i) the date noted in his or her notice of grant (with such date at least thirty days for any termination other than due to death or disability and at least six months for a termination due to death or disability) or (ii) the expiration date of such option. If an optionee is terminated for misconduct, his or her options will terminate immediately.

Nontransferability of Options — Unless the plan administrator determines otherwise, options granted under the plan are not transferable other than by will or the laws of descent and distribution and may be exercised during the optionee’s lifetime only by the optionee.

Other provisions — The stock option agreement may contain other terms and conditions not inconsistent with the plan as may be determined by the plan administrator.

Stock Repurchase Rights — The plan administrator will have the discretion to grant options that are exercisable for unvested shares of common stock. Should the optionee cease service while holding unvested shares the plan affords the plan administrator the right to repurchase the unvested shares at the exercise price paid per share.

Corporate Transaction/Change In Control

In the event that the stock of the company changes by reason of a stock split, reverse stock split, stock dividend, combination, reclassification or other change in the capital structure of the company effected without the receipt of consideration, appropriate adjustments will be made in the number and class of shares of stock subject to the plan, the number and class of shares of stock subject to any option, stock appreciation right or stock issuance outstanding under the plan, and the exercise price of any such outstanding option, stock appreciation right or stock issuance.

In the event of a merger, consolidation, acquisition of assets, liquidation or like occurrence each outstanding option, stock appreciation right or stock purchase right and company stock repurchase rights will fully vest effective immediately prior to such occurrence except to the extent those rights are assigned or replaced as part of the occurrence.

Cancellation and Regrant

The plan administrator has the power and authority to cancel and regrant stock options, subject to optionee’s consent, with an exercise price on the new grant date based on the fair market value.

Stock Appreciation Rights

The plan administrator has full power and authority to grant to selected optionees, tandem stock appreciation rights and/or limited stock appreciation rights.

Stock Issuance Program

The plan administrator has the power and authority to issue shares of common stock of the company as part of the attainment of designated performance goals by our officers, directors and key employees. The shares subject to the stock issuance program will require a stock issuance agreement and will be based on 100% of the fair market value of the common stock on the issuance date. Any corporate transaction or change in control will cause the shares under this program to fully vest just prior to the date of the corporate transaction or change in control except in the event the rights under this program are assigned or replaced as part of that corporate transaction or change in control. Any repurchase rights the company has will automatically terminate just prior to the date of that corporate transaction or change in control except to the extent such rights are assigned. Unvested shares may be held in escrow at the discretion of the plan administrator.

Automatic Option Grant Program

The plan administrator will automatically grant options to directors of the company when each individual is first elected as a non-employee director and on each annual meeting of the stockholders; provided, however, that each individual must be a director for a minimum of six months prior to the grant of an annual award. The number of shares is 30,000 and 10,000, respectively. The exercise price will be 100% of the fair market value of the common stock on the grant date and the options will have a termination date of ten years from date of grant. The initial 30,000 share options vest quarterly over a two-year period from the date of grant. The annual 10,000 share options vest semi-annually over the twelve-month period from the date of grant. In the event the optionee ceases service including death or disability, the optionee or to the extent of death, the optionee’s estate, will have twelve months from the date they ceased service to exercise the vested shares subject to their options.

Amendment and Termination of the Plan

The board of directors may amend, alter, suspend, or terminate the plan or any part thereof, at any time and for any reason. However, we will obtain stockholder approval for any amendment to the plan to the extent necessary and desirable to comply with applicable law. No such action by the board of directors or stockholders may alter or impair any option, stock appreciation right or stock issuance previously granted under the plan without the written consent of the optionee. Unless terminated earlier, the plan will terminate ten years from the date of approval by the stockholders or board of directors, whichever is earlier.

Federal Income Tax Consequences

Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. Net capital gains on shares held more than twelve months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also one of our officers, directors, or 10% stockholders. Unless limited by Section 162(m) of the Internal Revenue Code, we are entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by one of our employees is subject to tax withholding by us. Unless limited by Section 162(m) of the Internal Revenue Code, we are entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held more than twelve months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

Stock Appreciation Rights. No income will be recognized by a recipient in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the recipient generally will be required to include as taxable ordinary income in the year of exercise an amount equal to the sum of the amount of cash received and the fair market value of any common stock received on the exercise. In the case of a recipient who is also an employee, any income recognized on exercise of a stock appreciation right will constitute wages for which withholding will be required. We will generally be entitled to a tax deduction in the same amount. If the optionee receives common stock upon the exercise of a stock appreciation right, any gain or loss on the subsequent sale of such stock will be treated in the same manner as nonstatutory stock options.

Stock Issuances. Stock issuances will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code, because we may repurchase the stock when the purchaser ceases to provide services to us. As a result of this substantial risk of forfeiture, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture (i.e., when our right of repurchase lapses). The purchaser’s ordinary income is measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to right of repurchase.

The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within thirty days of purchase), an election pursuant to Section 83(b) of the Internal Revenue Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by us. Different rules may apply if the purchaser is also one of our officers, directors, or 10% stockholders.

The foregoing is only a summary of the effect of federal income taxation upon optionees and us with respect to the grant and exercise of options and other awards under the plan. It does not purport to be complete, and does not discuss the tax consequences of the employee’s or consultant’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee or consultant may reside.

Required Vote

The affirmative vote of a majority of the holders of shares of outstanding stock entitled to vote and present at the meeting, either in person or by proxy, is required to approve this proposal.

Recommendation of the Board of Directors

The board of directors has unanimously approved adoption of this amendment to the amended and restated 2000 Stock Incentive Plan and recommends that the stockholders vote FOR this proposal.

PROPOSAL FOUR

ELECTION OF DIRECTORS

Our certificate of incorporation currently provides for a classified board of directors consisting of three classes of directors with staggered three year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. Because we are subject to Section 2115 of the CGCL, we are eliminating our classified board. Following this annual stockholders’ meeting, all directors elected will serve until next annual stockholders’ meeting or until their successors are duly elected or appointed and qualified or until their earlier resignation or removal.

Our board currently consists of four persons. All nominees are currently directors of Occam who were elected by our stockholders at our last annual meeting. The nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who may be designated by the present board of directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below. The proxy holders reserve the right to cumulate votes for the election of directors and cast all of such votes for any one or more of the nominees, to the exclusion of the others, and in such order of preference as the proxy holders may determine in their discretion, based upon the recommendation of the board of directors. The names of the nominees and certain information about them as of January 31, 2003, are set forth below. Information as to the stock ownership of each director and all of our current directors and executive officers as a group is set forth below under “Ownership of Securities.”

Name	Age	Position(s) with Occam Networks, Inc.	Director Since
Robert L. Howard-Anderson	46	President, Chief Executive Officer, Senior Vice President of Product Operations, and Director	2002

Steven M. Krausz	47	Chairman of the Board	1997

Thomas C. McConnell	47	Director	2002

Robert B. Abbott	37	Director	2002

Robert L. Howard-Anderson has served as our president, chief executive officer and senior vice president of product operations since May 2002. Mr. Anderson was senior vice president of product operations at Occam CA from February 2002 to May 2002, and vice president of product operations at Procket Networks, Inc., a network infrastructure company, from August 2000 to February 2002. Mr. Howard-Anderson was vice president of engineering at Sun Microsystems, Inc., a computer company, from June 1995 to August 2000. Mr. Anderson has a B.S. in electrical engineering from Tufts University.

Steven M. Krausz has served as a director of our company since May 1997 and has served as chairman since May 2002. Mr. Krausz also served as a director of Occam CA from February 2000 to May 2002 and served as its chairman from March 2002 until the closing of the merger, when he become our chairman. Mr. Krausz has been a managing member of several venture capital funds affiliated with U.S. Venture Partners, a venture capital firm, since August 1985. He also serves as a director of Verity, Inc., a provider of knowledge retrieval software products, and several private companies. Mr. Krausz holds an M.B.A. and a B.S. in electrical engineering from Stanford University.

Thomas C. McConnell has served as a director of our company since May 2002. He served as a director of Occam CA from February 2000 until the closing of the merger in May 2002. Mr. McConnell has been with New Enterprise Associates, a venture capital investment firm, since 1985 and has been a general partner since 1989. Previously, he was a product manager in the Lisa Division of Apple Computer, Inc., a computer manufacturer, and a consultant with Boston Consulting Group, Inc., a business consulting firm. Mr. McConnell serves as a director for several private companies. Mr. McConnell received an A.B. in engineering science from Dartmouth College and an M.B.A. from Stanford University.

Robert B. Abbott has served as a director of our company since May 2002. He served as a director of Occam CA from February 2001 to May 2002. Mr. Abbott has been with Norwest Venture Partners, a venture capital firm, since August 1998. He also serves as a director for several private companies. Mr. Abbott received a B.S. in electrical engineering, an M.S. in electrical engineering and an M.B.A. from Stanford University.

Board Committees and Meetings

Our board of directors held 11 meetings and acted by unanimous written consent four times during fiscal 2002. The board of directors has an audit committee and a compensation committee. It does not have a nominating or other committee. During the period in which such director held office, each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the board of directors, and (ii) the total number of meetings held by all committees of the board on which such director served during fiscal 2002.

Audit Committee

Our audit committee is primarily responsible for approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee acts under a written charter that was amended, restated, adopted and approved by our board of directors in April 2003 and is attached to this proxy statement as Annex B.

The audit committee currently consists of three outside directors, Steven M. Krausz, Thomas C. McConnell and Robert B. Abbott. From the beginning of fiscal 2002 until May 2002, the time of our merger with Occam CA, the audit committee was comprised of three outside directors, Steven M. Krausz, Lip-Bu Tan and Robert F. Kuhling, Jr. Following the merger, it was comprised of three outside directors, Robert B. Abbott, Thomas C. McConnell and Mark A. Floyd. Mr. Floyd resigned from the board in August 2002, at which time Steven M. Krausz was appointed to the audit committee. None of the members of our audit committee currently meet the independence requirements set forth in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. During fiscal 2002, the audit committee met five times.

The annual report of the audit committee appears hereafter under the caption “Report of the Audit Committee of the Board of Directors.”

Compensation Committee

Our compensation committee is primarily responsible for reviewing and approving our general compensation policies and setting compensation levels for our executive officers. The compensation committee and our board of directors have concurrent authority to administer our 2000 Stock Incentive Plan and to make option grants thereunder.

The compensation committee currently consists of directors McConnell and Abbott. During fiscal 2002, the compensation committee consisted of directors Kuhling and Peter T. Morris until May 2002, and thereafter was composed of directors McConnell, Krausz and Floyd. Mr. Floyd resigned from the board in August 2002. Mr. Krausz served on our compensation committee from June 2002, to November 2002, at which time director Abbott was appointed to the compensation committee. The compensation committee met two times during fiscal 2002.

The annual report of the compensation committee appears hereafter under the caption “Board Compensation Committee Report on Executive Compensation.”

Director Compensation

We do not currently compensate directors in cash for their service as members of our board of directors, although directors are reimbursed for all reasonable expenses incurred by them in attending board and committee meetings. Under the Automatic Option Grant Program in effect under our 2000 Stock Incentive Plan, each individual who first joins our board as a non-employee director will receive, at the time of such initial election or appointment, an automatic option grant to purchase 30,000 shares of our common stock, provided such person has not previously been in our employ. In addition, on the date of each annual stockholders meeting, each individual who is to continue to serve as a non-employee board member, whether or not such individual is standing for re-election at that particular annual meeting, will be granted an option to purchase 10,000 shares of common stock, provided such individual has served as a non-employee board member for at least six months. Directors who are also employees are eligible to receive options and be issued shares of common stock directly under our 2000 Stock Incentive Plan. Each grant under the Automatic Option Grant Program or the 2000 Stock Incentive Plan will have an exercise price per share not less than the fair market value per share of our common stock on the grant date, and will have a maximum term of ten years, subject to earlier termination should optionee cease to serve as a member of our board of directors.

Our current and former non-employee directors received the following stock option grants during fiscal 2002:

Name	Grant Date	Vesting Commencement Date	No. of Shares	Exercise Price/Share		Vesting
Steven M. Krausz	7/12/02 12/12/02	5/14/02 12/12/02	20,000 10,000	$ $	0.201 0.070	(1 (2	) )
Thomas C. McConnell	5/14/02 12/12/02	5/14/02 12/12/02	30,000 10,000	$ $	0.320 0.070	(1 (2	) )
Robert B. Abbott	5/14/02 12/12/02	5/14/02 12/12/02	30,000 10,000	$ $	0.320 0.070	(1 (2	) )
Lip-Bu Tan (4)	7/12/02	5/14/02	20,000		$0.201	(1)
Mark A. Floyd (4)	3/18/02	3/18/02	387,030		$0.090	(3)
Robert F. Kuhling (4)	—	—	—		—	—
Gary J. Sbona (4)	—	—	—		—	—
Anthony T. Maher (4)	—	—	—		—	—
Peter T. Morris (4)	—	—	—		—	—

(1)	The option shares vest over eight equal quarterly installments from the vesting commencement date.

(2)	The option shares vest over two equal semi-annual installments from the vesting commencement date.

(3)	The option shares were granted to Mr. Floyd at the inception of his service on the board of directors of Occam CA on March 18, 2002. 1/4th of the option shares vest one year after the vesting commencement date, and 1/48th of the shares vest each month thereafter.

(4)	Messers. Kuhling, Sbona, Maher and Morris resigned from our board of directors on May 14, 2002. Mr. Floyd resigned from our board of directors on August 10, 2002, and the options granted to him terminated ninety days after the date of his resignation. Mr. Tan resigned from our board of directors on October 9, 2002, and the options granted to him terminated ninety days after the date of his resignation.

Compensation Committee Interlocks and Insider Participation

Our compensation committee currently consists of directors McConnell and Abbott. Neither of these individuals was an officer or employee of our company at any time during fiscal 2002 or at any other time. No current executive officer has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board of directors or compensation committee.

Legal Proceedings

Certain of our former directors have been named as co-defendants in legal proceedings against us. See “Certain Transactions” below for information regarding these specific legal proceedings and our obligation to indemnify them.

Required Vote

The nominees receiving the highest number of affirmative votes of the holders of shares of outstanding stock entitled to vote and present at the meeting, either in person or by proxy, will be elected as directors for each class of directors identified herein.

Recommendation of the Board of Directors

The board of directors recommends that the stockholders vote FOR the election of the nominees listed above.

PROPOSAL FIVE

RATIFICATION OF INDEPENDENT ACCOUNTANTS

General

At this annual meeting, we are seeking ratification of the appointment of PricewaterhouseCoopers LLP as our independent accountants for the 2003 fiscal year.

Our merger with Occam CA was considered a change of control and was deemed a reverse acquisition. It required us to appoint a certifying accountant. Prior to the merger, PricewaterhouseCoopers LLP was the independent accountant for Accelerated Networks, and Ernst & Young LLP was the independent accountant for Occam CA. On July 9, 2002, the audit committee of our board of directors adopted resolutions reappointing PricewaterhouseCoopers LLP as our independent public accountants. PricewaterhouseCoopers LLP notified us that it had accepted the engagement. We dismissed Ernst & Young LLP on the day following the appointment of PricewaterhouseCoopers LLP. Based upon the decision of the audit committee, our board of directors ratified the appointment of PricewaterhouseCoopers LLP as our independent public accountants on July 12, 2002. We filed a report on Form 8-K announcing the appointment of PricewaterhouseCoopers LLP on July 15, 2002. Our stockholders ratified the appointment of PricewaterhouseCoopers LLP for fiscal 2002 on December 12, 2002

The report dated February 6, 2002 of Ernst & Young LLP with respect to the audited financial statements of Occam CA as of December 31, 2001 and 2000, included in the Registration Statement Form S-4 and related proxy statement/prospectus of Accelerated Networks (No. 333-75816), filed with the Securities and Exchange Commission, did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to audit scope or accounting principles, but was qualified as to substantial doubt about the ability of Occam CA to continue as a going concern.

During the two most recent fiscal years of Occam CA, ended December 31, 2001 and 2000, respectively, and the subsequent interim period to the date of the dismissal of Ernst & Young LLP, there were no disagreements between Occam CA and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the subject matter of the disagreement in connection with its reports.

None of the kinds of events described in Item 304(a)(1)(v) of Regulation S-K occurred within the two most recent fiscal years of Occam CA and the subsequent interim period to the date of the filing of the Form 8-K. During the two most recent fiscal years of Occam CA and the subsequent interim period to the date of the filing of the Form 8-K, Occam CA did not consult with PricewaterhouseCoopers LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K. Ernst & Young LLP, in a letter dated July 10, 2002, stated that it had found no basis for disagreement with such statements.

In the event the stockholders fail to ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants, the board of directors will reconsider its selection. Even if the selection is ratified, the board of directors in its discretion may direct the appointment of a different independent auditing firm at any time if the board of directors believes that such a change would be in the best interests of Occam and its stockholders. Stockholder ratification of the selection of PricewaterhouseCoopers LLP is not required by our bylaws or otherwise. Our board of directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice.

A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting. The representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Audit Fees

Fees of PricewaterhouseCoopers LLP during the 2002 fiscal year are summarized below (in thousands):

Nature of Service	Amount Billed
Audit fees, including annual audit of financial statements and reviews of quarterly reports on Form 10-Q	$152,000
Audit related services, including services related to our merger, consents required for our registration statements filed on Form S-8, and services for statutorily required audits	$127,000
Fees for tax related services	$58,000
All other fees	$1,000

Determination of Independence

Our audit committee has determined that the provision of the above non-audit services such as tax-related services, by PricewaterhouseCoopers LLP is compatible with their maintenance of accountant independence.

Required Vote

Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present at the annual meeting, either in person or by proxy.

Recommendation of the Board of Directors

The board of directors has unanimously approved the selection of PricewaterhouseCoopers LLP to serve as our independent accountants for the 2003 fiscal year, and recommends that the stockholders vote FOR the approval of this proposal.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of January 31, 2003. In this table, the actual beneficial ownership of our common stock as of January 31, 2003 is compared to the beneficial ownership following the planned conversion of our series A preferred stock into shares of common stock, based on the conversion price of $0.0991 per share assuming Proposal 1 above is adopted. The table is organized by:

•	the executive officers named in the Summary Compensation Table of the Executive Compensation and Related Information section of this proxy statement;

•	each director and nominee for director;

•	all current directors and executive officers as a group; and,

•	all persons who are beneficial owners of 5% or more of the outstanding shares of our common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. In computing the number of shares of common stock beneficially owned, shares subject to options or warrants held by a stockholder that are exercisable within sixty days of January 31, 2003, are deemed outstanding for the purpose of determining the percentage ownership of that stockholder. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other stockholder. Unless otherwise indicated, the address for each person is our address at 77 Robin Hill Road, Santa Barbara, California 93117. As of January 31, 2003, we had 140,859,235 shares of common stock outstanding.

BENEFICIAL OWNERSHIP TABLE

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)	Percentage of Shares of Common Stock Beneficially Owned	Number of Shares of Series A Preferred Stock Beneficially Owned	Percentage of Series A Preferred Stock Beneficially Owned	Number of Shares Beneficially Owned after Conversion of Series A Preferred Stock (1)	Percentage of Shares Beneficially Owned after Conversion of Series A Preferred Stock
Named Executive Officers & Directors

Robert L. Howard-Anderson	882,701	*	—	—	882,701	*

Pete S. Patel	869,052	*	—	—	869,052	*

Mark Rumer	6,940,760	4.9%	—	—	6,940,760	2.6%

Arthur L. Schultz	—	—	—	—	—	—

Russell J. Sharer	725,301	*	—	—	725,301	*

Kumar Shah	4,475,213	3.1%	—	—	4,475,213	1.7%

Gary J. Sbona	3,880,600	2.7%	—	—	3,880,600	1.4%

Robert B. Abbott (2)	16,027,669	11.4%	22,716,372	18.5%	38,744,041	14.7%

Steven M. Krausz (3)	24,278,323	17.2%	60,544,904	49.2%	84,823,228	32.1%

Thomas C. McConnell (4)	21,527,430	15.5%	28,119,173	22.8%	49,646,602	18.8%

All current directors and executive officers as a group (12 persons)(5)	72,471,088	50.1%	111,380,449	90.5%	183,851,537	68.7%
5% Stockholders
U.S. Venture Partners, 2735 Sand Hill Road, Menlo Park, CA 94025 (6)	24,218,323	17.2%	60,544,904	49.2%	84,763,228	32.1%
New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, CA 94025 (7)	21,487,430	15.2%	28,119,173	22.8%	49,606,602	18.8%
Norwest Venture Partners, 525 University Avenue, Palo Alto, CA 94301 (8)	15,987,669	11.4%	22,716,372	18.5%	38,704,041	14.7%
Siemens AG, Hofmannstrasse 51, D-81359, Munich, Germany	9,114,073	6.5%	—	—	9,114,073	3.5%

*	Represents less than 1% of the total shares.
(1)	Includes options to exercise shares of common stock held by the following individuals, and all executive officers and directors as a group, that were exercisable on, or within 60 days after, January 31, 2003, as follows: Mr. Howard-Anderson, 882,701 shares; Mr. Patel, 850,417 shares; Mr. Rumer, 237,650 shares; Mr. Sharer, 521,601 shares; Mr. Shah, 4,000,912 shares; Mr. Sbona, 3,880,600 shares; Mr. Abbott, 40,000 shares; Mr. Krausz, 60,000 shares; and Mr. McConnell, 40,000 shares.
(2)	Includes (a) 15,231,614 shares held by Norwest Venture Partners VIII L.P. and (b) 756,055 shares held by NVP Entrepreneurs Fund VIII L.P.
(3)	Includes (a) 5,785,560 shares owned by USVP V, (b) 321,420 shares owned by V Int’l, (c) 179,995 shares owned by 2180V, (d) 141,425 shares owned by EP V, (e) 16,992,059 shares owned by USVP VII L.P., (f) 354,000 shares owned by 2180 Associates Fund VII L.P., (g) 176,998 shares owned by USVP Entrepreneur Partners VII-A L.P. and (h) 176,998 shares owned by USVP Entrepreneur Partners VII-B L.P, and also includes shares issuable upon the exercise of immediately exercisable warrants of 89,868 shares owned by USVP VII L.P. Mr. Krausz is a managing member of Presidio Management Group V, L.L.C. (“PMG V”) and Presidio Management Group VII, L.L.C. (“PMG VII”). PMG V is the general partner of each of USVP V, V Int’l, 2180 V and EP V. PMG VII is the general partner of USVP VII. PMG V or PMG VII may be deemed to share voting and dispositive power over the shares held by each of USVP V, V Int’l, 2180 V, EP V and USVP VII, as the case may be. Accordingly, as the managing member of PMG V and PMG VII, Mr. Krausz may be deemed to share voting and dispositive power over these shares as well. Mr. Krausz disclaims beneficial interest in such shares, except as to his proportionate membership interest therein.
(4)	Includes (a) 3,233,522 shares held by NEA VII, (b) 672,110 shares held by NEA Partners VII, (c) 1,486 shares held by Presidents Partners, (d) 17,492,242 shares held by NEA 9 and (e) 10,185 shares held by NEA Ventures, and also includes shares issuable upon the exercise of immediately exercisable warrants of 77,885 shares owned by NEA 9.
(5)	Includes (a) 3,653,614 shares issuable upon exercise of options and (b) 167,753 shares issuable upon exercise of warrants, all of which are immediately exercisable or exercisable within sixty days of January 31, 2003.

(6)	Includes (a) 5,785,560 shares owned by USVP V, (b) 321,420 shares owned by V Int’l, (c) 179,995 shares owned by 2180V, (d) 141,425 shares owned by EP V, (e) 16,992,059 shares owned by USVP VII L.P., (f) 354,000 shares owned by 2180 Associates Fund VII L.P., (g) 176,998 shares owned by USVP Entrepreneur Partners VII-A L.P. and (h) 176,998 shares owned by USVP Entrepreneur Partners VII-B L.P, and also includes shares issuable upon the exercise of immediately exercisable warrants of 89,868 shares owned by USVP VII L.P.
(7)	Includes (a) 3,233,522 shares held by NEA VII, (b) 672,110 shares held by NEA Partners VII, (c) 1,486 shares held by Presidents Partners, (d) 17,492,242 shares held by NEA 9 and (e) 10,185 shares held by NEA Ventures, and also includes shares issuable upon the exercise of immediately exercisable warrants of 77,885 shares owned by NEA 9.
(8)	Includes (a) 15,231,614 shares held by Norwest Venture Partners VIII L.P. and (b) 756,055 shares held by NVP Entrepreneurs Fund VIII L.P.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Executive Officers

The following table sets forth certain information with respect to our executive officers as of January 31, 2003:

Name	Age	Position(s)
Robert L. Howard-Anderson	46	President, Chief Executive Officer, and Senior Vice President of Product Operations

Howard M. Bailey	56	Chief Financial Officer and Secretary

Mark Rumer	39	Chief Technology Officer

Lee N. Hilbert	43	Vice President of Finance

Pete S. Patel	50	Vice President of Operations

Arthur L. Schultz	51	Vice President of Sales

Russell J. Sharer	44	Vice President of Marketing and Business Development

The following is a brief description of the capacities in which each of the executive officers served or has served at our company as well as their other business experience during the past five years.

Robert L. Howard-Anderson has served as our president, chief executive officer and senior vice president of product operations since May 2002. Mr. Anderson was senior vice president of product operations at Occam CA from February 2002 to May 2002, and vice president of product operations at Procket Networks, Inc., a network infrastructure company, from August 2000 to February 2002. Mr. Howard-Anderson was vice president of engineering at Sun Microsystems, Inc., a computer company, from June 1995 to August 2000. Mr. Anderson has a B.S. in electrical engineering from Tufts University.

Howard M. Bailey has served as our chief financial officer since June 2002. From May 2001 to June 2002, Mr. Bailey was chief financial officer and vice president of operations of Nishan Systems, a developer and then manufacturer of IP/Ethernet switches for telecommunications service providers. From May 2000 to May 2001, Mr. Bailey served as senior vice president and chief financial officer at C-Cube Microsystems Inc, a manufacturer of semiconductors. That company was sold to LSI Logic. From May 1998 to May 2000, Mr. Bailey served as chief financial officer of Quantum Effect Devices, Inc. (now PMC Sierra), a manufacturer of microprocessors. That company went public in February 2000. From 1994 to 1998, Mr. Bailey was chief financial officer and vice president of operations for Photon Dynamics, Inc., a manufacturer of test, inspection and repair equipment for flat panel displays. Mr. Bailey has a B.S. in economics from the University of Maryland and an M.B.A. in finance from the University of Utah.

Mark Rumer has served as our chief technology officer since May 2002, and was also chief technology officer of Occam CA since co-founding it in September 1999. From October 1994 to September 1999, Mr. Rumer was a senior engineer at Cisco Systems, Inc., a networking equipment manufacturer.

Lee N. Hilbert has served as our vice president of finance since May 2002, and was also vice president of finance at Occam CA from March 2001 to May 2002. From November 1996 to March 2001, Mr. Hilbert was senior director of finance and corporate controller of Xircom, Inc., a computer networking equipment provider. Prior to joining Xircom, Inc., Mr. Hilbert held various positions, most recently chief financial officer, with StreamLogic Corporation (formerly Micropolis Corporation), a provider of hard disk drives and other computer data storage equipment, and KPMG Peat Marwick. Mr. Hilbert is a certified public accountant and received a B.B.A. in accounting from the University of Wisconsin and an M.B.A. in international business from California Lutheran University.

Pete S. Patel has served as our vice president of operations since April 1999. Mr. Patel was our senior vice president of engineering and operations from April 2001 to May 2002. From May 1996 through April 1999, Mr. Patel held various senior management positions at Advanced Fibre Communications, a telecommunications company, including vice president of operations, director of operations, director of design verification and test engineering, and senior test engineering manager. From February 1988 to August 1995, Mr. Patel held various management positions at DSC Communications Corporation, a telecommunications company. Mr. Patel holds a F.Y.B.Sc. in science from Gujarat University, India and a B.V.Sc. and A.H. from Gujarat Agricultural University, India.

Arthur L. Schultz has served as our vice president of sales since June 2002. From February 2001 through June 2002, Mr. Schultz was vice president of worldwide sales for Gotham Networks, a networking equipment provider. From 1999 through 2001, Mr. Schultz was vice president of sales for Tollbridge Technologies, a telecommunications equipment provider for broadband access. From 1995 through 1999, Mr. Schultz was vice president of sales for Carrier Access Corporation, also a networking and telecommunications equipment provider. Mr. Schultz received a B.S. degree in business administration from Southern Illinois University.

Russell J. Sharer has served as our vice president of marketing and business development since May 2002, and was the vice president of marketing at Occam CA from July 2000 to May 2002. From December 2001 through May 2002, Mr. Sharer also served as Occam CA’s vice president of sales. From October 1998 until July 2000, Mr. Sharer served in various capacities at Ericsson Datacom, Inc., a networking equipment manufacturer, including vice president of marketing, vice president of product marketing, and director of product marketing. From April 1998 to October 1998, Mr. Sharer served as director of Global Alliances at Advanced Computer Communications, Inc., a supplier of carrier class remote access servers. From November 1997 to April 1998, Mr. Sharer served as director of sales and marketing at MediaOne Connect, a business unit of MediaOne Group, Inc., a local exchange carrier serving the entertainment industry. From December 1995 to October 1997, Mr. Sharer served as director of sales operations at Xircom, Inc., a networking equipment provider. Mr. Sharer received a B.S. in industrial engineering from California Polytechnic State University.

Equity Compensation Plan Information

The following table provides information as of January 31, 2003, about shares of our common stock that may be issued upon the exercise of options and similar rights under all of our existing equity compensation plans, including our 2000 Stock Incentive Plan, 1999 Stock Plan, and 2000 Employee Stock Purchase Plan. Options to purchase shares of Occam CA common stock granted pursuant to Occam CA’s 1999 Stock Plan were assumed by us in connection with the merger of Occam CA and Accelerated Networks and are governed by the terms of that plan. Our stockholders have approved all of our equity incentive plans. Our stockholders have not approved a grant to Mr. Sbona of the option to purchase 3,880,600 shares of our common stock at an exercise price of $1.938 per share (see “Certain Transactions” below). Occam CA’s stockholders approved its 1999 Stock Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	30,906,241	(2)	$0.418	(3)	8,460,610	(4)
Equity compensation not approved by security holders	3,880,600		$1.938		—
Total	34,786,841		$0.227		8,460,610

(1)	There are no securities to be issued upon exercise of outstanding rights under the 2000 Employee Stock Purchase Plan. The 2000 Employee Stock Purchase Plan provides that shares of our common stock may be purchased at a per share price equal to 85% of the fair market value of the common stock on the beginning of the offering period or a purchase date applicable to such offering period, whichever is lower.
(2)	Reflects the number of shares of common stock to be issued upon exercise of outstanding options under the 2000 Stock Incentive Plan and the 1999 Stock Plan.
(3)	Reflects weighted average exercise price of outstanding options under the 2000 Stock Incentive Plan and 1999 Stock Plan.
(4)	Includes securities available for future issuance under the 2000 Stock Incentive Plan, 1999 Stock Plan, and 2000 Employee Stock Purchase Plan.

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning the compensation earned for services rendered during the 2002, 2001 and 2000 fiscal years by our chief executive officer, and for each of our four other most highly compensated executive officers whose salary and bonus for the 2002 fiscal year was in excess of $100,000. Compensation earned for services rendered to Occam CA are included in this table for periods prior to the May 2002 merger. In addition, Messers. Shah and Sbona are included in the table because they served as chief executive officer during the 2002 fiscal year. No other executive officer who would have otherwise been included in this table on the basis of salary and bonus earned for the 2002 fiscal year has been excluded by reason of his or her termination of employment or change in executive status during that year.

SUMMARY COMPENSATION TABLE

Long-Term Compensation Awards
		Annual Compensation					Securities Underlying Options/SARs(#)	All Other Compensation($)
Name and Principal Position	Year	Salary($)		Bonus($)
Robert L. Howard-Anderson President, Chief Executive Officer, and Senior Vice President of Product Operations	2002 2001 2000		$164,154 — —		$25,000 — —		3,259,199 — —		— — —
Pete S. Patel Vice President of Operations	2002 2001 2000	$ $ $	184,795 202,208 159,000	$	— 416,667 —	(3)	65,822 970,000 60,000	$	— — 879	(4)
Mark Rumer Chief Technology Officer	2002 2001 2000	$ $ $	165,685 179,789 150,000	$ $	10,713 19,000 —		50,800 712,950 —		— — —
Arthur L. Schultz Vice President of Sales	2002 2001 2000		$124,212 — —		$40,000 — —		1,000,000 — —		— — —
Russell J. Sharer Vice President of Marketing	2002 2001 2000	$ $ $	165,685 182,000 78,500	$	— 12,000 —		101,910 466,096 549,990		— — —
Kumar Shah(1) Former Chief Executive Officer	2002 2001 2000	$ $	87,404 102,718 —		— — —		— 7,298,482 —		$300,933 — —
Gary J. Sbona(2) Former Chief Executive Officer	2002 2001 2000	$ $	19,615 46,091 —		— — —		— 3,880,600 —		— — —

(1)	Mr. Shah served as our chief executive officer from during May 2002. He served as president and chief executive officer of Occam CA from July 2001 through May 2002. See “Certain Transactions” below.

(2)	Mr. Sbona served as our chairman and chief executive officer from February 2001 until May 2002. He was partially compensated for his services by Regent Pacific. See “Certain Transactions” below.

(3)	Includes guaranteed retention benefits of $91,667 earned during 2001 under our employee retention program.

(4)	Vacation earned above the limit over the prior three years was paid out in cash in 2000.

Stock Options and Stock Appreciation Rights

The following table contains information concerning the stock options granted during the 2002 fiscal year to each of our executive officers named above in the summary compensation table. Grants were made under our 2000 Stock Incentive Plan and 1999 Stock Plan. No stock appreciation rights were granted to the named executive officers during the 2002 fiscal year.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date
					5%	10%
Robert L. Howard-Anderson(2)	3,259,199	32.9%	$0.090	2/14/2012	$184,472	$467,489
Pete S. Patel(3)	65,822	0.7%	$0.065	10/18/2012	$2,691	$6,819
Mark Rumer(3)	50,800	0.5%	$0.065	10/18/2012	$2,077	$5,262
Arthur L. Schultz(2)	1,000,000	10.1%	$0.220	5/29/2012	$138,357	$350,623
Russell J. Sharer(4)	61,110	0.6%	$0.090	2/14/2012	$3,459	$8,765
Russell J. Sharer(3)	40,800	0.4%	$0.065	10/18/2012	$1,668	$4,227
Kumar Shah	—	—	—	—	—	—
Gary J. Sbona	—	—	—	—	—	—

(1)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of its future common stock prices. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These amounts represent assumed rates of appreciation in the value of the common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved. Potential realizable values are net of exercise price, but before the payment of taxes associated with exercise.

(2)	These options have a term of ten years and vest over four years, with 25% of the option shares vesting one year after the option grant date and the remaining option shares vesting in equal monthly installments over the succeeding thirty-six months.

(3)	These options have a term of ten years and vest over three years, with 25% of the option shares vesting one year after the option grant date and the remaining option shares vesting in equal monthly installments over the succeeding twenty-four months.

The exercise price for each option is equal to the fair value of the common stock on the date of grant. For options granted under the 2000 Stock Incentive Plan, the fair market value is the closing stock price of our common stock. For options granted under the 1999 Stock Plan, the fair market value was determined by the board of directors of Occam CA.

Aggregated Option Exercises and Fiscal Year-End Value

The following table provides information, with respect to each of our executive officers named above in the summary compensation table, concerning the exercise of options during the 2002 fiscal year and unexercised options held by them at the end of that fiscal year. None of the named executive officers exercised any stock appreciation rights during the 2002 fiscal year and no stock appreciation rights were held by the named executive officers at the end of such year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Exercise(#)	Value Realized(#)	Number of Unexercised Options at Fiscal Year End(#)		Value of Unexercised In-the Money Options at Fiscal Year End ($) (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert L. Howard-Anderson	—	—	—	3,259,199	—	—
Pete S. Patel	—	—	788,125	435,197	—	$329
Mark Rumer	—	—	193,091	570,659	—	$254
Arthur L. Schultz	—	—	—	1,000,000	—	—
Russell J. Sharer	—	—	475,920	438,376	$2,681	$4,449
Kumar Shah	—	—	2,160,214	3,940,034	—	—
Gary J. Sbona (2)	—	—	3,880,600	—	—	—

(1)	Based upon the market price of $0.07 per share, determined on the basis of the closing selling price per share of common stock on the OTC Bulletin Board on December 27, 2002, less the option exercise price payable per share.

(2)	Mr. Sbona’s options are fully vested and his option agreement provides for a five-year exercise period.

Employment Contracts, Termination of Employment and Change In Control Arrangements

In connection with his service as our chairman and chief executive officer, we entered into an employment agreement with Mr. Sbona in February 2001. The employment agreement was terminated on the date of the merger between Occam CA and Accelerated Networks. Under the terms of the agreement, we were required to pay Mr. Sbona $1,000 per week, in addition to any compensation he might have received from Regent Pacific. In addition, our board of directors granted Mr. Sbona an option to purchase 3,880,600 shares of our common stock at an exercise price of $1.938 per share. The option has a term of five years and the shares subject to the option have become fully vested and exercisable.

Kumar Shah, our former president, chief executive officer, and former director, became a party to an employment agreement with Occam CA effective as of July 10, 2001. Key provisions of the agreement were as follows:

•	Occam CA agreed to pay Mr. Shah a base salary of $4,326.92 a week, and target bonuses of up to $93,750 per year.

•	Occam CA agreed to extend a loan of $50,000 to Mr. Shah at an annual compound interest rate of 4.7%.

•	Occam CA agreed to compensate Mr. Shah for the reasonable travel expenses between his home in the San Francisco Bay Area and Occam CA’s principal executive offices in Santa Barbara and to provide an apartment and a vehicle for his use in Santa Barbara.

•	The parties agreed that if Mr. Shah remained as president and chief executive officer of Occam CA through July 30, 2002, $25,000 of the principal amount of the loan and the proportionate interest would be forgiven.

•	Mr. Shah was granted options to purchase 4,244,903 shares of common stock at an exercise price of $0.09 per share. The shares subject to these options would vest as to one eighth of the shares six months after the commencement of his employment and the remainder vest in equal installments each month thereafter so that the option will be fully vested and exercisable four years from the effective date. Mr. Shah was able to exercise these options early and elect to tender payment with a full recourse promissory note.

•	Mr. Shah was given the opportunity to purchase Occam CA common stock pursuant to a standard restricted stock purchase agreement following the closing of the first round of equity financing of Occam CA subsequent to the start of his employment. In lieu of this opportunity to purchase common stock, Occam CA and Mr. Shah agreed to have Occam CA grant Mr. Shah an option to purchase 3,053,579 shares of common stock at an exercise price of $0.09 per share. Mr. Shah signed a waiver pursuant to which he waived any and all rights he had to purchase shares of common stock in the event of an equity financing subsequent to his employment start date.

•	The parties agreed that if Mr. Shah was terminated without cause, he would be entitled to severance pay equal to nine months of his base salary and vesting on the unvested portion of the options to purchase 4,244,903 shares of common stock would accelerate and vest to the extent of an additional 9/48 of the number of shares originally granted.

•	The parties agreed that if Mr. Shah was involuntarily terminated within twelve months following an acquisition of over 50% of Occam CA’s then-outstanding voting securities or a merger or consolidation in which Occam CA did not own more than 50% of the surviving entity, or through a sale or disposition of all or substantially all of the Occam CA’s assets, vesting on the unvested portion of the options to purchase 4,244,903 shares of common stock would accelerate and vest to the extent of an additional 50% of the number of shares originally granted.

On May 29, 2002, Kumar Shah resigned as our president and chief executive officer. In exchange for a general release, we agreed to a separation package with Mr. Shah. Pursuant to the separation package:

•	We agreed to pay Mr. Shah the equivalent of nine months of his then current base salary in the total amount of $168,750, less applicable withholding, apportioned and paid in bi-weekly installments.

•	We agreed to accelerate the vesting of an additional 224,669 shares of restricted common stock and options to purchase an additional 1,143,796 shares of common stock held by Mr. Shah. We exercised our option to repurchase (after taking into consideration the accelerated vesting discussed above) all of the remaining 723,924 shares of unvested restricted common stock held by Mr. Shah as of his termination date. The repurchase price of the unvested common stock was equal to the original price paid by Mr. Shah upon exercise of stock options, and amounted to $60,417. Also, we canceled the principal amount of $50,000 and interest on an interest bearing full recourse promissory note secured by common stock purchased by Mr. Shah. The excess of such repurchase price over the value of the cancellation of such note and interest was used to offset the amount owed by Mr. Shah to us described below.

•	We agreed to forgive the repayment of all amounts due and owing by Mr. Shah to us under an additional interest bearing full recourse promissory note, including the principal amount of $50,000 and accumulated interest with respect thereto. We also agreed to satisfy Mr. Shah’s federal and state income tax liability arising from such forgiveness such that on an after-tax basis it would be as if Mr. Shah never had to pay such tax.

•	Mr. Shah agreed to cancel his leases of an automobile and a Santa Barbara apartment, which had been reimbursed to him by us, and we agreed to reimburse Mr. Shah for the cost of such cancellations.

•	We agreed to pay Mr. Shah a bonus payment in the lump sum of $34,375, less withholding of applicable taxes, and, contingent upon certain conditions which were later met, agreed to pay Mr. Shah an additional bonus of $9,375, less withholding of applicable taxes.

•	We agreed to offer continuation of Mr. Shah’s health insurance benefits as previously provided by us for the earlier of nine months, or the date whereby Mr. Shah becomes eligible for health insurance coverage from another employer.

•	Mr. Shah agreed to make himself available to serve as a consultant to us following his termination date, at a rate of $150 per hour for time spent related to services requested by us, such services to exclude any services provided by Mr. Shah as a member of our board of directors.

Mr. Shah resigned from our board of directors in November 2002.

Robert L. Howard-Anderson, our current president and chief executive officer, is a party to an employment agreement with us, which became effective as of February 14, 2002 when he joined Occam CA as senior vice president of product operations. Under the agreement, we agreed to pay Mr. Howard-Anderson a base salary of $16,666.67 per month. Subsequently, however, Mr. Howard-Anderson voluntarily reduced his pay to $14,666.67 per month. The agreement further called for targeted bonuses based upon agreed target annual revenues, or, a guaranteed minimum bonus of $25,000. The guaranteed minimum bonus of $25,000 was paid to him in January 2003. We agreed to compensate Mr. Howard-Anderson for the reasonable travel expenses between his home in the San Francisco Bay Area and our principal executive offices in Santa Barbara and to provide an apartment for his use in Santa Barbara. However, because he moved to Santa Barbara we are no longer compensating him for such expenses. In connection with his employment agreement, Mr. Howard-Anderson was granted an option to purchase 3,259,199 shares of our common stock at an exercise price of $0.09 per share. One-fourth of the shares subject to the option vested one year after the commencement of his employment and the remainder are vesting in equal installments each month thereafter so that the option will be fully vested and exercisable four years from the vesting commencement date. If Mr. Howard-Anderson is involuntarily terminated within twelve months following an acquisition of over 50% of our then-outstanding voting securities or a merger or consolidation in which we do not own more than 50% of the surviving entity, or through a sale or disposition of all or substantially all of our assets, vesting on the unvested portion of the option to purchase 3,259,199 shares of our common stock will accelerate and vest to the extent of an additional 25% of the number of shares originally granted.

Howard M. Bailey, our current chief financial officer, is a party to an employment agreement with us, which became effective during June 2002. Under the agreement, we agreed to pay Mr. Bailey a base salary of $16,666.67 per month. Subsequently, however, Mr. Bailey voluntarily reduced his pay to $14,666.67 per month. The agreement further called for targeted bonuses based upon agreed target annual revenues, or, a guaranteed minimum bonus of $25,000. The guaranteed minimum bonus of $25,000 was paid to him in January 2003. We agreed to compensate Mr. Bailey for the reasonable travel expenses between his home in the San Francisco Bay Area and our principal executive offices in Santa Barbara. We agreed to grant Mr. Bailey an option to purchase 2,400,000 shares of our common stock, 1,000,000 shares of which were granted as of June 17, 2002 at an exercise price of $0.20 per share, and 1,400,000 of which were granted on December 17, 2002 at an exercise price of $0.08 per share. One-fourth of the shares subject to the option vest one year after the commencement of his employment and the remainder will vest in equal installments each month thereafter so that the option will be fully vested and exercisable four years from the vesting commencement date. If Mr. Bailey is involuntarily terminated within twelve months following an acquisition of over 50% of our then-outstanding voting securities or a merger or consolidation in which we do not own more than 50% of the surviving entity, or through a sale or disposition of all or substantially all of our assets, vesting on the unvested portion of the options to purchase 2,400,000 shares of our common stock will accelerate and vest to the extent of an additional 25% of the number of shares originally granted.

The compensation committee of the board of directors, as the plan administrator of the 2000 Stock Incentive Plan, has the authority to provide for accelerated vesting of the shares of common stock subject to any outstanding options held by the chief executive officer, or any other executive officer, or any unvested share issuances actually held by such individual, in connection with certain changes in control of our company or the subsequent termination of the officer’s employment following the change in control event.

Our board of directors approved the acquisition of Occam CA in November 2001. In connection with the acquisition, Accelerated Networks, Occam CA and a wholly-owned subsidiary of Accelerated Networks entered into an Agreement and Plan of Merger and Reorganization dated as of November 9, 2001. The respective stockholders of Accelerated Networks and Occam CA approved the merger agreement, as amended, and the resulting merger at special stockholder meetings held on May 13, 2002. The merger was completed on May 14, 2002. In connection with the merger, Occam CA became a wholly-owned subsidiary of Accelerated Networks. On May 15, 2002 Accelerated Networks changed its name to Occam Networks, Inc., and Occam CA changed its name to Occam Networks (California), Inc.

As a result of the issuance of common stock and the assumption of all outstanding options and warrants to purchase common stock of Occam CA in connection with the merger, former Occam CA stockholders controlled approximately 64% the our outstanding common stock immediately following the merger, thus constituting a change of control of our company.

Pursuant to the terms of the merger agreement, directors Steven M. Krausz, Robert F. Kuhling, Jr., Anthony T. Maher, Peter T. Morris and Gary J. Sbona resigned from the our board of directors effective immediately prior to the completion of the merger. Director Lip-Bu Tan remained on the board pursuant to the terms of the merger agreement. Robert B. Abbott, Mark A. Floyd, Kumar Shah, Thomas C. McConnell and Steven M. Krausz filled the available vacancies as a result of the resignations of the former directors on May 14, 2002. No ongoing arrangements regarding the election of directors exist. Mr. Floyd resigned from our board in August 2002, and Messers. Shah and Tan resigned from our board in November 2002.

As a result of the merger, 10,000 option shares that had been previously granted to each of directors Maher and Morris became fully vested pursuant to change in control provisions in their applicable option agreements. None of such options were exercised and all such options will terminate on May 14, 2003.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The information contained in this report will not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor will such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended or the 1934 Securities Exchange Act, as amended, except to the extent that the company specifically incorporates it by reference in such filing.

The compensation committee is currently comprised of two outside directors, Steven M. Krausz and Thomas C. McConnell, and until the time of the acquisition of Occam CA was comprised of two other outside directors, Robert F. Kuhling, Jr. and Peter T. Morris. Because Messers. Kuhling and Morris are not currently directors of the company, this report is limited to the time directors McConnell and Krausz have served on the compensation committee.

It is the duty of the compensation committee to review and determine the salaries and bonuses of our executive officers, including our chief executive officer, and to establish the general compensation policies for such individuals. The compensation committee also has the sole and exclusive authority to make discretionary option grants to our executive officers under our 2000 Stock Incentive Plan.

The compensation committee believes that the compensation programs for our executive officers should reflect our performance and the value created for our stockholders. In addition, the compensation programs should support our short-term and long-term strategic goals and values and should reward individual contribution to our success. We are engaged in a very competitive industry, and our success depends upon our ability to attract and retain qualified executives through the competitive compensation packages we offer to such individuals.

General Compensation Policy.    The compensation committee’s policy is to provide our executive officers with compensation opportunities which are based upon their personal performance, our financial performance and their contribution to that performance, and which are competitive enough to attract and retain highly skilled individuals. Each executive officer’s compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) annual variable performance awards payable in cash and tied to our achievement of annual financial performance goals and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between our executive officers and stockholders. As an officer’s level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon our financial performance and stock price appreciation rather than base salary.

Factors.    The principal factors that the compensation committee takes into account in establishing each executive officer’s compensation package are described below. However, the compensation committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years. The current compensation committee believes that the former members of the compensation committee for the 2002 fiscal year took substantially the same factors into account.

Base Salary.    In setting base salaries, the compensation committee reviews published compensation survey data for its industry. The base salary for each officer reflects the salary levels for comparable positions in the published surveys and the comparative group of companies, as well as the individual’s personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the compensation committee. Each executive officer’s base salary is adjusted each year on the basis of (i) the compensation committee’s evaluation of the officer’s personal performance for the year and (ii) the competitive marketplace for persons in comparable positions. Our performance and profitability may also be a factor in determining the base salaries of executive officers.

Annual Incentives.    The annual incentive bonus for the chief executive officer is based on a percentage of his base pay but is adjusted to reflect the actual financial performance of the company in comparison to our business plan. Our other executive officers are also awarded annual incentive bonuses equal to a percentage of base salary on the basis of our performance to plan, with additional consideration given to attainment of individual goals.

Long Term Incentives.    Stock options granted to our executive officers are designed to align the interests of the executive officers with those of the stockholders and provide each individual with a significant incentive to manage the company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option typically becomes exercisable in a series of installments over a four-year period, contingent upon the officer’s continued employment with us. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by us during the vesting period, and then only if the market price of the shares appreciates over the option term. The compensation committee may approve grants with different vesting schedules in order to reward or provide an incentive to an executive officer.

The size of the option grant to each executive officer, including the chief executive officer, is set by the compensation committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with us, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The compensation committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The compensation committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

CEO Compensation.    The compensation paid in fiscal 2002 to Gary J. Sbona, one of our former chief executive officers, and to Kumar Shah, the chief executive officer of Occam CA who served as chief executive officer of our company for a period of time following the acquisition of Occam CA, was based on the terms of their respective employment agreements. The compensation paid to Robert L. Howard-Anderson, our current chief executive officer, is also based on upon the terms of his employment agreement. In setting the total compensation payable to our chief executive officer for fiscal 2002, the compensation committee seeks to make that compensation competitive with the compensation paid to the chief executive officers of companies similarly situated in our industry, while at the same time assuring that a significant percentage of compensation was tied to our performance and stock price appreciation.

Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1,000,000 per covered officer in any fiscal year. The limitation applies only to compensation not considered to be performance-based. Non-performance based compensation paid to our executive officers for the 2002 fiscal year did not exceed the $1,000,000 limit per officer, and the compensation committee does not anticipate that the non-performance based compensation to be paid to our executive officers for fiscal 2002 will exceed that limit. The 2000 Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1,000,000 limitation. Because it is unlikely that the cash compensation payable to any of our executive officers in the foreseeable future will approach the $1,000,000 limit, the compensation committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to our executive officers. The compensation committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1,000,000 level.

It is the opinion of the compensation committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align our performance and the interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

Submitted by the compensation committee of the board of directors.

Thomas C. McConnell	Steven M. Krausz

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report will not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor will such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended or the 1934 Securities Exchange Act, as amended, except to the extent that the company specifically incorporates it by reference in such filing.

The audit committee currently consists of three outside directors, Steven M. Krausz, Thomas C. McConnell and Robert B. Abbott. From the beginning of fiscal 2002 until May 2002, the time of our merger with Occam CA, the audit committee was comprised of three outside directors, Steven M. Krausz, Lip-Bu Tan and Robert F. Kuhling, Jr. Following the merger, it was comprised of three outside directors, Steven M. Krausz, Thomas C. McConnell and Mark A. Floyd. Mr. Floyd resigned from the board in August 2002, at which time Robert B. Abbott was appointed to the audit committee. Because Messers. Kuhling, Floyd and Tan are not currently directors of the company and neither Messers. McConnell nor Abbott served as directors of the company prior to May 2002, for the period before May 2002, this report is based upon Mr. Krausz’ involvement on the audit committee.

On July 30, 2002, the Sarbanes-Oxley Act was signed into law. On August 9, 2002, October 18, 2002, and November 7, 2002 the audit committee met with representatives of management, legal counsel and our independent auditors to further understand the provisions of the Sarbanes-Oxley Act. We also reviewed processes that already are in place as well as those that will be implemented to comply with the requirements of the Sarbanes-Oxley Act as they become effective. In April 2003, the board of directors adopted an amended and restated audit committee charter, which is attached to this proxy as Annex B, in order to comply with the provisions of the Sarbanes-Oxley Act.

The following is the report of the audit committee with respect to the audited financial statements for the fiscal year ended December 27, 2002, which include the consolidated balance sheets as of December, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 27, 2002, and the notes thereto.

Review with Management.    The audit committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The audit committee oversees our financial reporting process on behalf of the board of directors. Our management has the primary responsibility for the financial statements and reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 27, 2002. This review included a discussion of the quality and the acceptability of our financial reporting and controls, including the clarity of disclosures in the financial statements.

Review and Discussions with Independent Accountants.    The audit committee has discussed with PricewaterhouseCoopers LLP, our independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of our financial statements.

The audit committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from us and our related entities), and has discussed with PricewaterhouseCoopers LLP their independence from us.

Conclusion.    Based on the review and discussions referred to above, the committee recommended to the board of directors that our audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 27, 2002.

Submitted by the audit committee of the board of directors.

Steven M. Krausz	Thomas C. McConnell	Robert B. Abbott

CERTAIN TRANSACTIONS

In addition to the indemnification provisions contained in our certificate of incorporation and bylaws, we have entered into separate indemnification agreements with each of our directors. These agreements require us, among other things, to indemnify such director against expenses (including attorneys’ fees), judgments, fines and settlements paid by such individual in connection with any action, suit or proceeding arising out of such individual’s status or service as our director or officer (other than such liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us. We have been named as defendants in a number of securities class action lawsuits relating to our restatement of financial results for the 2000 fiscal year, and interim periods therein. We have also been named as defendants in several class action lawsuits generally referred to as “IPO Allocation” and “Florida IPO Allocation” claims relating to our initial public offering in June 2000. Certain of our former officers and directors have been named as co-defendants in these class action lawsuits and we may be required to indemnify these persons in connection with the lawsuits.

In February 2001, Mr. Gary J. Sbona was appointed as our chairman of the board and chief executive officer, and we entered into a retainer agreement with Regent Pacific Management Corporation, a management firm of which Mr. Sbona is the chairman and chief executive officer. Pursuant to this agreement, Regent Pacific agreed to provide us management services, at a fee of $75,000 per week, including the services of Mr. Sbona, as chief executive officer and chairman, and other Regent Pacific personnel as part of our management team. The agreement had an eighteen-month term, the first twelve months of which were non-cancelable, and required an advance retainer of $300,000. This agreement has now been terminated.

Occam CA entered into a note and warrant purchase agreement on November 9, 2001. Concurrent with the execution of the series A purchase agreement described in Proposal One, we, Occam CA, and investors necessary to effectuate the amendment entered into a first amendment to note and warrant purchase agreement which (i) assigned the rights and obligations of Occam CA under the original agreement to us, and (ii) provided for the discharge of obligations of those party to the original agreement in the event they purchased their share of our series A preferred stock and forewent the warrants they received in connection with the execution of the original agreement. Certain of the investors who have purchased series A preferred stock as described in Proposal One, and who executed the first amendment to note and warrant purchase agreement, are affiliated with members of our board of directors. Thomas C. McConnell, a general partner of New Enterprise Associates, an investor, serves on our board of directors. Robert B. Abbott, a principal of Norwest Venture Partners, an investor, serves on our board of directors. Steven M. Krausz, a managing member of the general partner of U.S. Venture Partners, an investor, also serves on our board of directors. Each of these entities is also a holder of over 5% of our securities, as shown under the caption “Ownership of Securities.”

All future transactions between our officers, directors, principal stockholders, affiliates and us will be approved by a majority of the independent and disinterested members of our board of directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

STOCK PERFORMANCE GRAPH

Notwithstanding anything to the contrary set forth in any of our previous or future filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this proxy statement or future filings made by us under those statutes, the compensation committee report, the audit committee report, reference to the independence of the audit committee members and the preceding stock performance graph are not deemed filed with the Securities and Exchange Commission and will not be incorporated by reference into any such prior filings or into any future filings made by us under those statutes.

The graph depicted below shows a comparison of cumulative total stockholder returns for our common stock, the Nasdaq Stock Market (U.S.) Index and the Nasdaq Telecommunications Index for the period from June 23, 2000, to December 27, 2002, the last trading day of the 2002 fiscal year.

COMPARISON OF 30 MONTH CUMULATIVE TOTAL RETURN* AMONG

OCCAM NETWORKS, INC.,

THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE NASDAQ TELECOMMUNICATIONS INDEX

* $100 invested on 06/23/00 in stock or index, including reinvestment of dividends, through December 27, 2002.

The graph assumes that $100 was invested in our common stock on June 23, 2000, and in each index, and that all dividends were reinvested. No cash dividends have been declared on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our board of directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the common stock and their transactions in such common stock. Based upon (i) the copies of Section 16(a) reports which we received from such persons for their 2002 fiscal year transactions in the common stock and their common stock holdings, and (ii) the representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 2002 fiscal year, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and greater than ten percent beneficial owners.

AMENDMENT OF BYLAWS

The board has authority under our amended and restated certificate of incorporation to make, repeal, amend, alter and rescind any or all of Occam’s bylaws. The board has amended and restated the bylaws in their entirety. A copy of the amended and restated bylaws is attached as an exhibit to our annual report on Form 10-K for the 2002 fiscal year.

The amended and restated bylaws delete references to a classified board of directors, consistent with the amendment made to our amended and restated certificate of incorporation described in Proposal Two. They now provide that any vacancies on the board resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Section 305(c) of the CGCL, currently applicable by virtue of California’s Section 2115, provides that where directors have filled vacancies on the board such that the shareholder-elected directors constitute less than a majority of the board, holders of 5% or more of the shares having the right to vote for those directors are empowered to call a special meeting to elect new directors. The bylaws also now provide that one or more stockholders holding shares in the aggregate entitled to cast not less than 50% of the votes at that meeting may call a meeting of the stockholders.

ANNUAL REPORT

A copy of our annual report on Form 10-K for the 2002 fiscal year, as filed with the Securities and Exchange Commission, has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

OTHER MATTERS

We do not know of any matters to be presented at the annual meeting other than those mentioned in this proxy statement. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

BY ORDER OF THE BOARD OF DIRECTORS OF

OCCAM NETWORKS, INC.

/s/

Howard M. Bailey, Chief Financial Officer and Secretary

Santa Barbara, California

                    , 2003

ANNEX A

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OCCAM NETWORKS, INC.

Adopted in accordance with Section 242 of the General Corporation Law of Delaware,

Howard M. Bailey certifies that:

1.    He is the duly elected Chief Financial Officer and Secretary of Occam Networks, Inc., a Delaware corporation (the “Corporation”).

2.    The first paragraph of Article IV of the currently effective Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is Four Hundred Five Million (405,000,000). Four Hundred Million (400,000,000) shares shall be Common Stock, par value $0.001 per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $0.001 per share.”

3.    The fourth paragraph of Article VI of the currently effective Amended and Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety.

4.    This Certificate of Amendment has been duly approved by the Company’s Board of Directors in accordance with Section 242 of the Delaware General Corporation Law.

5.    This Certificate of Amendment has been duly approved by the Company’s stockholders in accordance with Section 242 of the Delaware General Corporation Law.

I hereby further declare and certify under penalty of perjury under the laws of the State of Delaware that the facts set forth in the foregoing certificate are true and correct of my own knowledge and that this Certificate of Amendment is my act and deed.

Executed at Santa Barbara, California, this         day of                 , 2003.

/s/
Howard M. Bailey, Chief Financial Officer and Secretary

ANNEX B

AMENDED AND RESTATED CHARTER

FOR THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF

OCCAM NETWORKS, INC.

(as amended and restated on April 2, 2003)

PURPOSE:

The purpose of the Audit Committee of the Board of Directors (the “Board”) of Occam Networks, Inc. (the “Company”) shall be to:

•	Oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company;

•	Assist the Board in oversight and monitoring of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with accounting policies and procedures, (iii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, independence and performance, and (iv) the Company’s internal accounting and financial controls;

•	Prepare the report that the rules of the Securities and Exchange Commission (the “SEC”) require be included in the Company’s annual proxy statement;

•	Provide the Board with the results of its monitoring and recommendations derived therefrom; and

•	Provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board may from time to time prescribe.

MEMBERSHIP:

•	The Audit Committee members will be appointed by, and will serve at the discretion of, the Board. The Audit Committee will consist of at least three members of the Board.

RESPONSIBILITIES:

The responsibilities of the Audit Committee shall include:

•	Reviewing on a continuing basis the adequacy of the Company’s system of internal controls, including meeting periodically with the Company’s management, the independent auditors and outside legal counsel to review the adequacy of such controls and to review before release the disclosure regarding such system of internal controls required under SEC rules to be contained in the Company’s periodic filings and the attestations or reports by the independent auditors relating to such disclosure;

•	Appointing, compensating and overseeing the work of the independent auditors (including resolving disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•	Pre-approving audit and non-audit services provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible); in this regard, the Audit Committee shall have the sole authority to approve the hiring and firing of the independent auditors, all audit engagement fees and terms and all non-audit engagements, as may be permissible, with the independent auditors;

•	Reviewing and providing guidance with respect to the external audit and the Company’s relationship with its independent auditors by (i) reviewing the independent auditors’ proposed audit scope, approach and independence; (ii) obtaining on a periodic basis a statement from the independent auditors regarding relationships and services with the Company which may impact independence and presenting this statement to the Board, and to the extent there are relationships, monitoring and investigating them; (iii) discussing with the Company’s independent auditors the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management and any other matters described in SAS No. 61, as may be modified or supplemented; and (iv) reviewing reports submitted to the audit committee by the independent auditors in accordance with the applicable SEC requirements;

•	Reviewing and discussing with management and the independent auditors the annual audited financial statements and quarterly unaudited financial statements;

•	Directing the Company’s independent auditors to review before filing with the SEC the Company’s interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

•	Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;

•	Reviewing before release the unaudited quarterly operating results in the Company’s quarterly earnings release;

•	Overseeing compliance with the requirements of the SEC for disclosure of auditor’s services and audit committee members, member qualifications and activities;

•	Reviewing, approving and monitoring the Company’s code of ethics for its senior financial officers;

•	Reviewing management’s monitoring of compliance with the Company’s standards of business conduct and with the Foreign Corrupt Practices Act;

•	Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company’s financial statements;

•	Providing oversight and review at least annually of the Company’s risk management policies, including its investment policies;

•	Reviewing the Company’s compliance with employee benefit plans;

•	Overseeing and reviewing the Company’s policies regarding information technology and management information systems;

•	If necessary, instituting special investigations with full access to all books, records, facilities and personnel of the Company;

•	As appropriate, obtaining advice and assistance from outside legal, accounting or other advisors;

•	Reviewing and approving in advance any proposed related party transactions;

•	Reviewing its own charter, structure, processes and membership requirements;

•	Providing a report in the Company’s proxy statement in accordance with the rules and regulations of the SEC; and

•	Establishing procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

MEETINGS:

The Audit Committee will meet at least four times each year. The Audit Committee may establish its own schedule, which it will provide to the Board in advance.

The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at such times as are appropriate to review the financial affairs of the Company. The Audit Committee will meet separately with the independent auditors of the Company, at such times as it deems appropriate, to fulfill the responsibilities of the Audit Committee under this charter.

MINUTES:

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

REPORTS:

In addition to preparing the report in the Company’s proxy statement in accordance with the rules and regulations of the SEC, the Audit Committee will summarize its examinations and recommendations to the Board as may be appropriate, consistent with the Committee’s charter.

COMPENSATION:

Members of the Audit Committee shall receive such fees, if any, for their service as Audit Committee members as may be determined by the Board in its sole discretion. Such fees may include retainers or per meeting fees. Fees may be paid in such form of consideration as is determined by the Board.

Members of the Audit Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board or any committee thereof.

DELEGATION OF AUTHORITY:

The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decision is presented to the full Audit Committee at its scheduled meetings.

OCCAM NETWORKS, INC.

PROXY

ANNUAL MEETING OF STOCKHOLDERS, MAY 29, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

OCCAM NETWORKS, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held May 29, 2003, and the Proxy Statement and appoints Robert L. Howard-Anderson and Howard M. Bailey, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Occam Networks, Inc. which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders to be held at the principal executive offices of Occam Networks, Inc. located at 77 Robin Hill Road, Santa Barbara, California 93117, on Thursday, May 29, 2003, at 10:00 a.m. Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy will be voted in the manner set forth in the accompanying proxy statement.

1.	To approve an amendment to the Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock of the company from 200,000,000 shares to 400,000,000 shares and the total number of shares the company is authorized to issue from 205,000,000 shares to 405,000,000 shares.

FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	To approve an amendment to the Amended and Restated Certificate of Incorporation to eliminate our classified board by deleting the fourth paragraph of Article VI of the amended and restated certificate of incorporation in its entirety.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To approve an amendment to the amended and restated 2000 Stock Incentive Plan to increase the number of shares of common stock of the company reserved for issuance thereunder from 19,219,814 shares to 42,219,814 shares.

FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	To elect the following directors to serve until the next annual stockholders’ meeting or until their successors are duly elected or appointed and qualified or until their earlier resignation or removal.

	FOR	WITHHOLD AUTHORITY TO VOTE
Robert L. Howard-Anderson	☐	☐
Steven M. Krausz	☐	☐
Thomas C. McConnell	☐	☐
Robert B. Abbott	☐	☐

5.	To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the 2003 fiscal year.

FOR ☐	AGAINST ☐	ABSTAIN ☐

6.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

FOR ☐	AGAINST ☐	ABSTAIN ☐

The board of directors recommends a vote IN FAVOR OF the directors listed above and a vote IN FAVOR OF each of the listed proposals. This Proxy, when properly executed, will be voted as specified above. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE DIRECTORS LISTED ABOVE AND IN FAVOR OF THE OTHER PROPOSALS.

Please print the name(s) appearing on each stock certificate(s) over which you have voting authority. If there is more than one owner of a stock certificate, each owner should sign. Executors, Administrators, Trustees and others signing in a representative capacity should so indicate.

_______________________________________
(Print Name(s) on Stock Certificate)

_______________________________________	Dated: _______________________________
(Authorized Signature)

_______________________________________	Dated: _______________________________
(Authorized Signature)